As filed with the Securities and Exchange Commission on July 25, 2019.

Registration No. 333-232558

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dynatrace Holdings LLC

(Exact name of registrant as specified in its charter)

Delaware	7372	47-2386428
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 116

Waltham, MA 02451

(781) 530-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig Newfield

General Counsel

Dynatrace LLC

1601 Trapelo Road, Suite 116

Waltham, MA 02451

(781) 530-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon Joseph C. Theis, Jr. Seo Salimi Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Bradley C. Reed, P.C. Michael P. Keeley Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Mark G. Borden David A. Westenberg Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02019 (617) 526-6000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-232558) is filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses incurred by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

Amount to be Paid
SEC registration fee	$64,500
FINRA filing fee	80,327
New York Stock Exchange listing fee	295,000
Printing and engraving expenses	355,000
Legal fees and expenses	2,300,000
Accounting fees and expenses	1,800,000
Transfer agent and registrar fees	32,500
Miscellaneous expenses	72,673

Total	$5,000,000

Item 14. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The registrant’s charter and bylaws, provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s charter includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

3.1**	Amended and Restated Limited Liability Company Agreement of Dynatrace LLC, dated as of August 23, 2018.

3.2	Form of Certificate of Incorporation of the Registrant (to be effective upon the completion of Spin-Off Transactions).

3.3**	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the completion of this offering).

3.4	Form of Bylaws of the Registrant (to be effective upon the completion of Spin-Off Transactions).

3.5**	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the completion of this offering).

4.1**	Specimen Common Stock Certificate.

4.2**	Form of Registration Rights Agreement (to be effective upon the completion of this offering).

5.1**	Form of Opinion of Goodwin Procter LLP.

10.1#**	2019 Equity Incentive Plan, and forms of award agreements thereunder.

10.2#**	2019 Employee Stock Purchase Plan.

10.3#**	Annual Short-Term Incentive Plan.

10.4**	Non-Employee Director Compensation Policy.

10.5#	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.6#**	Executive Officer Employment Agreement, by and between Registrant and John Van Siclen, to be entered into in connection with this offering.

10.7#**	Executive Officer Employment Agreement, by and between Registrant and Kevin Burns, to be entered into in connection with this offering.

10.8#**	Executive Officer Employment Agreement, by and between Registrant and Stephen Pace, to be entered into in connection with this offering.

10.9**	Senior Secured First Lien Credit Agreement, by and among Dynatrace LLC, Dynatrace Intermediate LLC, Jefferies Finance LLC and the other Lenders Parties listed thereto, dated as of August 23, 2018.

10.10**	Senior Secured Second Lien Credit Agreement, by and among Dynatrace LLC, Dynatrace Intermediate LLC, Jefferies Finance LLC and the other Lenders Parties listed thereto, dated as of August 23, 2018.

10.11**	Office Lease, dated July 6, 2017, by and between BP Reservoir Place LLC and Dynatrace LLC, and Declaration Affixing the Commencement Date of the Lease, dated November 15, 2017, by and between BP Reservoir Place LLC and Dynatrace LLC.

Exhibit Number	Description

10.12**	English Translation of Lease Agreement, dated as of March 28, 2017, by and between Neunteufel GmbH and Dynatrace Austria GmbH.

10.13	Form of Tax Matters Agreement to be entered into between Dynatrace Holdings LLC and Compuware Software Group LLC.

10.14	Form of Master Structuring Agreement to be entered into by and among Dynatrace Holdings, LLC, Compuware Software Group, LLC and the other parties named therein.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2**	Consent of BDO USA LLP.

24.1**	Power of Attorney (included on the signature page hereto).

99.1**	Consent of Michael Capone to be named as director.

99.2**	Consent of Stephen Lifshatz to be named as director.

**	Previously Filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on July 25, 2019.

DYNATRACE HOLDINGS LLC

By:	/s/ John Van Siclen
John Van Siclen Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Van Siclen John Van Siclen	Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2019

/s/ Kevin Burns Kevin Burns	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 25, 2019

* Seth Boro	Director	July 25, 2019

* Chip Virnig	Director	July 25, 2019

* James K. Lines	Director	July 25, 2019

* Paul Zuber	Director	July 25, 2019

* By:	/s/ Craig Newfield Craig Newfield Attorney-in-fact